UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   O'Donnell           Joseph
   3681 Carlton Place


   Boca Raton, FL  33496
2. Issuer Name and Ticker or Trading Symbol
   Artesyn Technologies, Inc. (ATSN)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   03/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chairman, President & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  03/03/00    M        6,000         A  $4.8750                     D  Direct
Common Stock                                  03/03/00    S        6,000         D  $20.1250                    D  Direct
Common Stock                                  03/03/00    M        5,000         A  $4.8750                     D  Direct
Common Stock                                  03/03/00    S        5,000         D  $20.0000                    D  Direct
Common Stock                                  03/03/00    M        44,000        A  $4.8750                     D  Direct
Common Stock                                  03/06/00    M        45,000        A  $4.8750                     D  Direct
Common Stock                                  03/06/00    S        45,000        D  $20.2500     119,657        D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $11.2500                                                                                02/15/06
to buy)
Incentive Stock Option (right  $16.0000                                                                                05/02/06
to buy)
Non-Qualified Stock Option     $2.6875                                                                                 06/29/04
(right to buy)
Non-Qualified Stock Option     $4.8750         03/03/00       M                          6,000                         04/27/00
(right to buy)
Non-Qualified Stock Option     $4.8750         03/03/00       M                          5,000                         04/27/00
(right to buy)
Non-Qualified Stock Option     $4.8750         03/03/00       M                          44,000                        04/27/00
(right to buy)
Non-Qualified Stock Option     $4.8750         03/06/00       M                          45,000                        04/27/00
(right to buy)
Non-Qualified Stock Option     $7.1875                                                                                 08/01/00
(right to buy)
Non-Qualified Stock Option     $11.6250                                                                   01/25/98     01/25/06
(right to buy)
Non-Qualified Stock Option     $16.0000                                                                                07/22/03
(right to buy)
Non-Qualified Stock Option     $18.0000                                                                   05/08/98     05/08/07
(right to buy)
Non-Qualified Stock Option     $24.8750                                                                                07/22/04
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right            Common Stock                   75,000                    75,000        D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   75,000                    75,000        D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   240,000                   240,000       D   Direct
(right to buy)
Non-Qualified Stock Option     03/03/00  Common Stock                   6,000         $20.2500                  D   Direct
(right to buy)
Non-Qualified Stock Option     03/03/00  Common Stock                   5,000         $20.1250                  D   Direct
(right to buy)
Non-Qualified Stock Option     03/03/00  Common Stock                   44,000        $20.0000                  D   Direct
(right to buy)
Non-Qualified Stock Option     03/06/00  Common Stock                   45,000                    0             D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   6,900                     6,900         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   4,965                     4,965         D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   75,000                    75,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   74,000                    74,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   70,000                    70,000        D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ By: Giselle Hurwitz
    For: Joseph O'Donnell
DATE